Exhibit 99.1

JAKKS Pacific® Reports First Quarter Results for 2014

Company Affirms 2014 Guidance

MALIBU, Calif.--(BUSINESS WIRE)--April 23, 2014--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s first quarter ended March 31, 2014.

Net sales for the first quarter of 2014 increased to $82.5 million up 5.7% from net sales of $78.1 million reported in the comparable period in 2013. The reported net loss for the first quarter was $16.3 million, or $0.74 per diluted share. This compares to a net loss of $27.6 million, or $1.26 per diluted share, reported in the comparable period in 2013.

Stephen Berman, President and CEO, JAKKS Pacific, Inc., stated, “Our first quarter results were gratifying and bode well for the balance of the year. Top contributors for the quarter included dolls, dress-up and role play in our Frozen line, Disney® Pirate Fairies dolls and dress-up, preschool foot-to-floor ride-ons and wagons, and many more.”

“Looking ahead, our Fall lines are proceeding on plan and we expect our broad array of products to have wide placement at retail, including new Frozen dolls, dress-up and role play items, top boys licensed products in our large scale figures line such as Godzilla®, Teenage Mutant Ninja Turtles® and Star Wars Rebels™, new Hero Portal™ Plug It In & Play TV Games® consoles, Nintendo® plush and figures, and Max Tow Truck™ vehicles. We are also very excited about the expansion expected for this Fall of our DreamPlay™ apps and toy products using the proprietary iD™ recognition technology of NantWorks, our joint venture partner. We will plan on launching new updates to our existing DreamPlay apps, new apps tied to other products in our line including Max Tow Truck, and a stand-alone app, all of which are anticipated to provide unique play experiences and first rate augmented reality animation.”

2014 Guidance

The Company affirmed its previously issued guidance for the full year of 2014, which estimated net sales in the range of approximately $633 million to $640 million, earnings in the range of $0.30 to $0.40 per diluted share and EBITDA in the range of $41 million to $43 million.

Working Capital

As of March 31, 2014, the Company’s working capital was $120.4 million, including cash and equivalents and marketable securities of $113.6 million, compared to working capital of $158.3 million including cash and equivalents and marketable securities of $165.6 million as of March 31, 2013.

Credit Facility

The Company recently closed on a three-year senior secured credit facility with General Electric Capital Corporation that will provide up to $75 million subject to availability and certain financial covenants. The Company intends to use the net proceeds for working capital, capital expenditures and general corporate purposes as needed.

Conference Call

JAKKS Pacific will webcast its first quarter earnings conference call today, April 23, 2014, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:30 a.m. ET on April 23 through May 23, 2014. The playback can be accessed by calling 1 (888) 843-7419, or 1 (630) 652-3042 for international callers, pass code “37036403”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets®, Plug It In & Play TV Games™, miWorld™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics®, Saban’s Power Rangers® and Cabbage Patch Kids®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2014 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2014	2013
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$113,355	$117,071
Marketable securities	220	220
Accounts receivable, net	65,367	101,223
Inventory, net	42,203	46,784
Income taxes receivable	24,008	24,008
Deferred income taxes	4,600	3,953
Prepaid expenses and other current assets	32,590	27,673
Total current assets	282,343	320,932

Property and equipment	98,353	97,325
Less accumulated depreciation and amortization	87,511	86,229
Property and equipment, net	10,842	11,096

Goodwill	44,936	44,876
Trademarks & other assets, net	65,656	65,922
Investment in joint venture	-	18
Investment in DreamPlay	7,000	7,000
Total assets	$410,777	$449,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$67,953	$94,361
Reserve for sales returns and allowances	24,426	31,374
Income taxes payable	21,449	20,762
Short term debt	48,098	38,098
Total current liabilities	161,926	184,595

Long term debt	100,000	100,000
Other liabilities	7,429	7,021
Income taxes payable	2,553	2,597
Deferred tax liability	6,369	6,946
Total liabilities	278,277	301,159

Stockholders' equity:
Common stock, $.001 par value	23	23
Additional paid-in capital	200,942	200,665
Retained earnings (Accumulated deficit)	(64,459)	(48,154)
Accumulated other comprehensive loss	(4,006)	(3,849)
Total stockholders' equity	132,500	148,685
Total liabilities and stockholders' equity	$410,777	$449,844

Working Capital	$120,417	$136,337

JAKKS Pacific, Inc. and Subsidiaries
First Quarter Earnings Announcement, 2014
Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share data)

Net sales	$82,510	$78,069
Less cost of sales
Cost of goods	49,068	46,285
Royalty expense	8,794	7,354
Amortization of tools and molds	1,093	1,051
Cost of sales	58,955	54,690
Gross profit	23,555	23,379
Direct selling expenses	8,085	10,496
Selling, general and administrative expenses	28,452	35,183
Depreciation and amortization	1,942	1,545
Loss from operations	(14,924)	(23,845)
Other income (expense):
Equity in net (loss) income of joint venture	314	(646)
Interest income	27	75
Interest expense, net of benefit	(2,206)	(2,846)
Loss before provision for income taxes	(16,789)	(27,262)
Provision (benefit) for income taxes	(484)	300
Net loss	$(16,305)	$(27,562)
Loss per share	$(0.74)	$(1.26)
Shares used in loss per share	22,003	21,873

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
or
Anne-Marie Grill, 310-455-6245